Exhibit 10.1

QCR HOLDINGS, INC.

ADDENDUM TO

EMPLOYMENT AGREEMENT

This ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) is made and entered into and effective as of May 20, 2024 (the “Addendum Date”), by and between QCR Holdings, Inc. (the “Company”), Quad City Bank and Trust Company (the “Bank,” and together with the Company, the “Employer”), and John Anderson (“Executive,” and together with the Employer, the “Parties”).

A.            Executive and the Employer are Parties to that certain Employment Agreement dated January 9, 2019 (the “Employment Agreement”).

B.            Executive desires to retire on January 3, 2025 (the “Retirement Date”).

C.            The Parties desire to amend the Employment Agreement by this Addendum as of the date first written above and, to the extent provided herein, to have this Addendum supersede the Employment Agreement to the extent amended by this Addendum.

Now, therefore, in consideration of the foregoing and of the mutual promises and covenants of the Parties set forth in this Addendum, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree to the following revisions to the Employment Agreement, effective as of the Addendum Date:

1.	Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“The Employer shall employ Executive, and Executive shall be so employed, during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on January 3, 2025 (the “Retirement Date”), unless sooner terminated as provided herein.”

2.	Section 4(b) of the Employment Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the time and manner of payment of the Incentive Bonus as provided in this Section 4(b) of the Employment Agreement, the cash equivalent amount of the equity portion of the Incentive Bonus for the 2024 fiscal year will be paid in cash on February 21, 2025.”

3.	Section 4(h) of the Employment Agreement is hereby amended by inserting the following sentence at the end thereof:

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“Notwithstanding the foregoing, Executive shall no longer receive an automobile allowance following December 13, 2024, country club due reimbursement following December 31, 2024, or annual premium payments on Executive’s behalf for Executive’s life insurance policy following December 31, 2024.”

4.	Section 5(f) of the Employment Agreement is hereby amended by deleting the first sentence in its entirety and replacing it with the following sentence:

“If (i) Executive’s employment with the Employer is subject to a Termination or (ii) Executive’s employment with the Employer is terminated for any reason on or following the Retirement Date, then, to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical, dental, or vision plans maintained for active employees of the Employer or any Affiliate, the Employer shall provide Executive and those dependents with coverage equivalent to the coverage received while Executive was employed with the Employer for, in the case of a Termination pursuant to this Section 5(f)(i), as long as Executive is eligible for and elects coverage under the health continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or, in the case of a termination pursuant to this Section 5(f)(ii), up to eighteen (18) months if Executive is eligible for and elects coverage under the health continuation rules of COBRA.”

5.	Section 5(g) of the Employment Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing, all of Executive’s outstanding unvested restricted stock and restricted stock unit awards shall immediately vest on the earlier of: (i) the date Executive’s employment is subject to a Termination, or (ii) the Retirement Date (provided that Executive remains continuously employed through the Retirement Date), with such awards to be paid or settled in cash on or prior to January 31, 2025, but in no event later than thirty (30) days following the Termination Date, if applicable.”

6.	Section 6 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

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“Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to Executive under Section 5(d), 5(e), or 5(f) unless Executive executes and delivers to the Employer a Release within twenty-one (21) days following the Termination Date and does not revoke the Release prior to the expiration of any applicable revocation period provided in the Release. In addition to any payments or benefits owed to Executive under Section 5(d), 5(e), or 5(f), as additional consideration for executing a Release, on the first payroll date next following the expiration of any applicable revocation period, Executive shall be paid a single lump sum payment in the amount of seventy-one thousand seven hundred eighty-seven dollars and fifty cents ($71,787.50) for Executive’s execution and non-revocation of a Release as described in this Section 6, with such additional amount subject to all applicable withholdings, including the deferral of $40,000 into the Company’s Executive Deferred Compensation Plan.”

All other provisions of the Employment Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Employer has caused this Addendum to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Addendum.

[Signature Page Follows]

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QCR HOLDINGS, INC.

By:	/s/ Larry J. Helling
Larry J. Helling
Chief Executive Officer

QUAD CITY BANK AND TRUST COMPANY

By:	/s/ Laura Ekizian
Laura Ekizian
President

EXECUTIVE

By:	/s/ John H. Anderson
JOHN H. ANDERSON

[Signature Page to Addendum to Employment Agreement]